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                                                                       EXHIBIT 7


                               Warrant Agreement

     This Warrant Agreement (this "Agreement") is entered into as of this 30th
                                   ---------
of March 2001 by and between USDATA Corporation, a Delaware corporation (the "Parent"), Safeguard 2000 Capital, L.P., a Delaware limited partnership
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("Safeguard 2000") and SCP Private Equity Partners II, L.P., a Delaware limited
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partnership ("SCP").
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                                   Recitals

     WHEREAS, SCP is the holder of Warrant No. A-1-1 (the "SCP Warrant") of
                                                           -----------
eMake Corporation, a Delaware corporation ("eMake"), pursuant to which SCP has
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the right to purchase shares of eMake's Series A-1 Convertible Preferred Stock, par value $0.01 per share ("Series A-1 Stock");
                            ----------------

     WHEREAS, Safeguard 2000 is the holder of Warrant No. A-2-1 (the "Safeguard
                                                                      ---------
Warrant") of eMake, pursuant to which Safeguard 2000 has the right to purchase
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shares of eMake's Series A-2 Convertible Preferred Stock, par value $0.01 per share ("Series A-2 Stock");
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     WHEREAS, pursuant to the Exchange Agreement, dated September 12, 2000, by and between the Parent and SCP, SCP has the right, upon certain terms and conditions, to exchange any shares of Series A-1 Stock it may acquire upon exercise of the SCP Warrant for shares of the Parent's Series B Convertible Stock, par value $0.01 per share ("Series B Stock");
                                   --------------

     WHEREAS, pursuant to the Exchange Agreement, dated September 12, 2000, by and between the Parent and Safeguard 2000, Safeguard 2000 has the right, upon certain terms and conditions, to exchange any shares of Series A-2 Stock it may acquire upon exercise of the Safeguard Warrant for shares of the Series B Stock;

     WHEREAS, the Parent proposes to issue and sell up to 75,000 shares of the Parent's Series C-1 Preferred Stock, par value $0.01 per share ("Series C-1
                                                                 ----------
Stock"), to SCP at a purchase price of $40.00 per share and to issue to SCP a
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warrant (the "Series C Warrant") to purchase 75,000 shares of Series C-2
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Preferred Stock, par value $0.01 per share ("Series C-2 Stock") pursuant to the
                                             ----------------
Series C Preferred Stock Purchase Agreement (the "Purchase Agreement");
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     WHEREAS, as a condition to the consummation of the purchase and sale of the
Series C-1 Stock, the Series C-2 Stock and the Series C Warrant, SCP and Safeguard 2000 have each agreed not to exercise their respective rights to convert the Series A-1 Stock and the Series A-2 Stock into shares of Series B Stock;

                                   Agreement

     Now Therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:
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     1.   SCP agrees that it shall not exercise its right to convert any shares of Series A-1 Stock it may acquire upon exercise of the SCP Warrant into shares of Series B Stock.

     2. Safeguard 2000 agrees that it shall not exercise its right to convert any shares of Series A-2 Stock it may acquire upon exercise of the Safeguard Warrant into shares of Series B Stock.

     3. The parties agree that if they choose to terminate this Agreement or to amend the Agreement to permit the conversion of any shares of Series A-1 Stock or Series A-2 Stock acquired upon exercise of the SCP Warrant or the Safeguard Warrant, as applicable, into shares of Series B Stock, they shall exercise such conversion rights only upon obtaining the requisite approval of the stockholders of the Parent in accordance with applicable Nasdaq Stock Market regulations.

     4. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     5. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     6. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties have executed this Warrant Agreement as of the date first above written.



                                 USDATA CORPORATION


                                 By:  /s/ Robert Merry
                                      -----------------------
                                      Robert Merry,
                                      Chief Executive Officer

                                 SAFEGUARD 2000 CAPITAL, L.P.

                                 By:  Safeguard Delaware, Inc.,
                                      its General Partner


                                 By:  /s/  N. Jeffrey Klauder
                                      -----------------------
                                 Name: N. Jeffrey Klauder
                                      -----------------------
                                 Title:   Vice President
                                       ----------------------


                                 SCP PRIVATE EQUITY PARTNERS II, L.P.

                                 By: SCP Private Equity II General Partner,
                                     L.P.,
                                     its General Partner


                                 By: SCP Private Equity II LLC,
                                     its Manager


                                 By: /s/ Winston Churchill
                                     ------------------------
                                 Name: Winston Churchill
                                       ----------------------
                                 Title: Manager
                                        ---------------------